Exhibit 10.1

G&K SERVICES, INC.

RESTATED EQUITY INCENTIVE PLAN (2010)

TERMS OF CEO PERFORMANCE VESTED EMPLOYEE

RESTRICTED STOCK GRANT

Pursuant to a letter (the “Grant Letter”) addressed and delivered to you from G&K Services, Inc. (the “Company”), and subject to your acceptance in accordance with Section 1 below, the Compensation Committee (the “Committee”) of the Company’s Board of Directors has granted you as a retention grant an Award of restricted shares of the Company’s Class A Common Stock, $0.50 par value per share, pursuant to the terms of the G&K Services, Inc. Restated Equity Incentive Plan (2010) (the “Plan”). A copy of the Plan is enclosed herewith. The terms of your Award are governed by the provisions of the Plan generally and the specific terms set forth below. The Grant Letter and this statement of terms are your Award Agreement under the Plan. In the event of any conflict or inconsistency between the terms set forth below and the provisions of the Plan, the provisions of the Plan shall govern and control. Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Plan. In accordance with the August 23, 2012 amendment to the Employment Agreement previously entered into between you and the Company, dated as of November 16, 2007 and amended as of April 10, 2009, May 7, 2009 and August 23, 2012 (“Employment Agreement”), the terms of this Award govern the Award in the event of a change in control, as such term is defined in the Plan or in the Employment Agreement, and not the terms of your Employment Agreement that would otherwise apply.

1.	Grant of Performance Stock

Subject to your acceptance in accordance with this Section 1, the Company grants you the opportunity to earn stock (“Performance Stock”) if certain performance goals are met in accordance with Section 3 and to receive such Performance Stock if additional time-vested conditions are met in accordance with Section 4. The aggregate number of shares of Performance Stock that you can earn and receive is set forth in this Award. To accept the Award, you must log into your account at http://www.bnymellon.com/shareowner/equityaccess and select the ‘Acknowledge Grant’ button associated with your grant within fourteen (14) days of your receipt of the Grant Letter.

2.	Number of Shares of Performance Stock

Subject to the terms and restrictions contained in this Award, the target number of shares of Performance Stock awarded is 100,000; the minimum number of shares of Performance Stock is 50,000; and the maximum number of shares is 150,000; provided, however, that you can earn as little as no shares of Performance Stock, depending upon actual performance compared to the performance goals set forth in Section 3 below and the time-based vesting described in Section 4.

3.	Performance Goals; Performance Measurement

a)	Performance Goals. The performance goals are based on “ROIC,” as defined below. The performance measurement date for earning the Performance Stock will be the last business day of the Company’s 2015 fiscal year (the “Performance Date”). The performance goal for earning the minimum Performance Stock is ROIC of 8%; the performance goal for earning the target Performance Stock is ROIC of 10%; and the performance goal for earning the maximum Performance Stock is ROIC of 12% or greater. If the performance level for ROIC is below 8%, no shares of Performance Stock shall be earned. If the performance level for ROIC is above 12%, no additional shares of Performance Stock shall be earned above the 150,000 share maximum. The number of shares of Performance Stock earned for ROIC between 8% and 10% and between 10% and 12% shall be determined by interpolating actual results on a straight-line basis and rounding to the nearest whole share of Performance Stock.

Within sixty (60) days following the end of the Company’s 2015 fiscal year, the Committee will determine, in a manner consistent with the terms hereof, the extent to which the performance goals have been met and the number of shares of Performance Stock, if any, earned as a result (subject to the additional time-based vesting requirements that extend beyond the Performance Date, as provided in Section 4). The Performance Stock is intended to be Qualifying Performance-Based Compensation under the Plan. The Committee must certify the performance results for the performance goals following the close of the Company’s 2015 fiscal year. Any Performance Stock that is not, based on the Committee’s determination, earned by the Performance Date shall be cancelled and forfeited as of the Performance Date. Once the Committee makes the determination of the number of shares of Performance Stock earned and to be issued, the Company shall promptly thereafter, but, in any event, within fifteen (15) business days, cause the Performance Stock to be issued. The number of shares of Performance Stock earned as of the Performance Date shall, when issued, be issued of record in your name in “book entry” form as of the Performance Date without stock certificates and shall be registered on the books of the Company maintained by the Company’s transfer agent.

Anything hereinelsewhere to the contrary notwithstanding, no Performance Stock shall be considered to have been earned unless and until the Compensation Committee shall have certified that the performance goals have been met in accordance with the terms of this Section 3.

b)	ROIC. It is the parties’ intention that, to the extent possible, ROIC, for purposes of this Award, be defined in a manner consistent with how the Company calculates ROIC generally, including any changes thereto. ROIC shall mean the return on invested capital for a fiscal year (or quarter, as applicable), determined as of the Performance Date (or other date as set forth in this Award Agreement), defined as adjusted trailing twelve (12) month net operating income after tax, divided by the sum of total debt plus stockholders’ equity minus cash (with all of the foregoing terms as determined per the Company’s reported financial statements). For purposes hereof, ROIC shall be adjusted to exclude the following items to the extent they exceed $1,000,000 individually or in the aggregate (a) any costs, fees and expenses directly related to the consideration, negotiation, preparation, or consummation of any asset sale, merger or other transaction that results in a Change in Control or any primary or secondary offering of Company common stock or other security; (b) any gains or losses associated with the early retirement of debt obligations; (c) charges resulting from significant natural disasters; (d) non-cash asset impairments; (e) any significant loss as a result of an individual litigation, judgment, claim or lawsuit settlement (including a collective or class action lawsuit and security holder lawsuit, among others); (f) charges for business restructurings; (g) losses due to new or modified tax or other legislation or accounting changes enacted after the beginning of the Company’s 2013 fiscal year; (h) significant tax settlements; and (i) any significant unforeseen items of a non-recurring or extraordinary nature.

4.	Vesting

a)

Vesting before the Performance Date. If you do not remain continuously employed through the Performance Date because of your death or “Disability,” as defined in the Employment Agreement, then a “Pro-Rata Target Portion,” as defined below, of the Performance Stock (rounded to the nearest whole share) shall become vested and nonforfeitable and shall be issued of record as of the date of your death or Disability and all remaining Performance Stock shall be automatically forfeited to the Company and cancelled. For purposes of this Section 4(a) only, a “Pro Rata Target Portion” is determined by multiplying 100,000 shares of Performance Stock by a fraction (not to exceed one), the numerator of which is the number of months during which you were continuously employed by the Company, counting as the first month of continuous employment July 2012, and the denominator of which is thirty-six (36). You will be deemed to be employed for a month if your death or Disability occurs after the fifteenth (15th) day of a month. If you do not remain continuously employed through the Performance Date because the Company terminates your employment without Cause, as such term is defined in the Employment Agreement or you terminate your employment for Good Reason, as defined below, in either case only if such termination of employment occurs on or after the last business day of the Company’s 2013 fiscal year, then a “Pro-Rata Actual Portion,” as defined below, of the Performance Stock (rounded to the nearest whole share) shall become vested and nonforfeitable and shall be issued of record as of the date of your termination of employment and all remaining Performance Stock shall be automatically forfeited to the Company and cancelled. For purposes of this Section 4(a) only, a “Pro Rata Actual Portion” is determined by multiplying the number of Performance Stock earned before your termination of employment by a fraction (not to exceed one), the numerator of which is the number of months during which you were continuously employed by the Company, counting as the first month of continuous employment July 2012, and the denominator of which is thirty-six (36). You will be deemed to be employed for a month if your termination of employment occurs after the fifteenth (15th) day of a month. The number of Performance Stock earned before your termination of employment as discussed herein, shall be determined under Section 3, but shall be based on the ROIC as of the quarter end concurrent with or most recently preceding your termination of employment. Subject to the provisions of Section 4(e) below, if you do not remain continuously employed through the Performance Date for any other reason, including termination by the Company without Cause before the last business day of the Company’s 2013 fiscal year, termination by you for Good Reason before the last business day of the Company’s 2013 fiscal year, or termination for Cause at any time on or before the Performance Date, then all Performance Stock shall be forfeited to the Company on the date that you terminate employment and none shall be issued. For purposes of the preceding sentence, Cause shall be as defined in your Employment Agreement.

b)	Vesting of One-Third of Earned Performance Stock. If you remain continuously employed through the Performance Date, the number of Performance Stock earned as determined by the Committee in accordance with Section 3 (“Earned Performance Stock”) shall be divided into three substantially equal and separate installments. To the extent allocation of the Earned Performance Stock into the three installments results in fractional shares, the vesting of the fractional shares shall be combined and be a part of the final installment (rounded up to the nearest whole share). The first installment of the Earned Performance Stock (such installment being the “Initial Earned Performance Stock”) shall become vested and nonforfeitable as of the Performance Date. If you do not remain continuously employed through the Performance Date, the provisions of Section 4(a) shall apply. Notwithstanding the above, no Initial Earned Performance Stock shall be vested and all Performance Stock shall be forfeited to the Company as of the date of your termination of employment if you are terminated for Cause on or before the date that the Committee certifies the extent to which the performance goals have been met as of the Performance Date.

c)	Vesting of Additional One-Third of Earned Performance Stock. An additional one-third of the Earned Performance Stock (such second one-third installment being the “Additional Earned Performance Stock”) shall become vested and nonforfeitable on the last business day of the Company’s 2016 fiscal year but only if you have remained continuously employed through such date. If you do not remain continuously employed through the last business day of the Company’s 2016 fiscal year because of your death or Disability or because the Company terminates your employment without Cause or you terminate your employment for Good Reason, but only if your death, Disability or termination of employment occurs on or after the first day of the Company’s 2016 fiscal year, then the Additional Earned Performance Stock shall become vested and nonforfeitable as of the date of your death, Disability or termination of employment by the Company without Cause or your termination of employment for Good Reason. If you do not remain continuously employed until the last business day of the Company’s 2016 fiscal year under any other circumstances, including termination for Cause, then all Additional Earned Performance Stock that is not vested as of the date of your termination of employment shall be automatically forfeited to the Company and cancelled on the date of your termination of employment.

d)	Vesting of Remaining Earned Performance Stock. The remaining one-third of the Earned Performance Stock (such one-third installment being the “Remaining Earned Performance Stock”) shall become vested and nonforfeitable on the last business day of the Company’s 2017 fiscal year but only if you have remained continuously employed through such date. If you do not remain continuously employed through the last business day of the Company’s 2017 fiscal year because of your death or Disability or because the Company terminates your employment without Cause or you terminate your employment for Good Reason, but only if your death, Disability or termination of employment occurs on or after the first day of the Company’s 2017 fiscal year, then the Remaining Earned Performance Stock shall become vested and nonforfeitable as of the date of your death, Disability or termination of employment by the Company without Cause or your termination of employment for Good Reason. If you do not remain continuously employed until the last business day of the Company’s 2017 fiscal year under any other circumstances, including termination for Cause, then all Remaining Earned Performance Stock that is not vested as of the date of your termination of employment shall be automatically forfeited to the Company and cancelled on the date of your termination of employment.

e)	Vesting of Performance Stock on a Change in Control. If a Change in Control, as defined in the Plan, occurs before the Performance Date and if you remain employed through the date of the Change in Control, then a Pro-Rata Actual Portion, as defined below, of the Performance Stock (rounded to the nearest whole share) shall become vested and nonforfeitable as of the date of the Change in Control and all remaining Performance Stock shall be automatically forfeited to the Company and cancelled. For purposes of this Section 4(e) only, a “Pro Rata Actual Portion” is determined by multiplying the number of Performance Stock that has been earned through the date of the Change in Control by a fraction (not to exceed one), the numerator of which is the number of months during which you were continuously employed by the Company, counting as the first month of continuous employment July 2012, and the denominator of which is thirty-six (36). You will be deemed to be employed for the month in which the Change in Control occurs if you are employed during any part of that month. The number of Performance Stock earned as of the time of the Change in Control shall be determined under Section 3, but based upon the ROIC as of the quarter end concurrent with or most recently preceding the Change in Control. If a Change in Control occurs after the Performance Date, and before the last business day of the Company’s 2017 fiscal year, then all earned Performance Stock that has not yet become vested shall vest upon the Change in Control if you have remained continuously employed through the date of the Change in Control. Notwithstanding the above, if you are terminated for Cause on or before the date of the Change in Control, no Performance Stock shall be vested as a result of the Change in Control and all unvested Performance Stock shall be forfeited to the Company as of the date of your termination of employment.

f)	Transfers and Reemployment. For purposes of this Agreement, transfers of employment among the Company and another affiliate of the Company shall not be considered a termination or interruption of employment. Upon reemployment following a termination of employment for any reason, you shall have no rights to any Performance Stock previously forfeited and cancelled under this Award.

g)	Good Reason. For purposes of this Award, Good Reason shall mean, with respect to your voluntary termination of employment, any of the following:

i)	a substantial adverse involuntary change in your status or position as an executive with the Company, including, without limitation, (A) any material adverse change in your status or position as a result of a material diminution in your duties, responsibilities or authority; (B) the assignment to you of any duties or responsibilities that are substantially inconsistent with your existing duties, responsibilities or authority; or (C) your removal from, or any failure to reappoint or reelect you to, a position with duties, responsibilities or authority substantially similar to those you had (except in connection with your termination of employment for Cause, or as a result of your Disability or death); provided, however, a change resulting in your reporting in to an operating or corporate division of a successor organization shall not be deemed Good Reason;

ii)	a material reduction in your base salary;

iii)	the taking of any action by the Company that would materially and adversely affect the physical conditions of your employment that result in your being unable to perform your employment duties for the Company, or under which you regularly perform employment duties for the Company;

iv)	any requirement that you relocate (other than on a sporadic or intermittent basis) to a location which is more than thirty-five (35) miles from the Company’s corporate headquarters as a necessary condition for you to perform your employment duties;

v)	any failure by the Company to obtain from any successor to the Company’s business an assumption of this Award; or

vi)	any purported termination by the Company or by any successor either of this Award or of your employment that is not expressly authorized by the Employment Agreement; or any breach of the Employment Agreement by the Company, other than an isolated, insubstantial and inadvertent failure that does not occur in bad faith and is remedied by the Company within a reasonable period after the Company’s receipt of notice of the failure from you.

Provided, however, that your employment shall not be deemed terminated for Good Reason unless you first notify the Company of the existence of a Good Reason within ninety (90) days following the incident(s) giving rise to the Good Reason, and the Company shall have failed or refused to remove or otherwise cure the circumstance(s) giving rise to the Good Reason within thirty (30) days of the notification.

5.	Rights of Employee

Upon the issuance of the Performance Stock under Section 3 or 4 above, you will become a shareholder with respect to the Earned Performance Stock, if any, at which point you will have all of the rights of a shareholder with respect to such shares of Performance Stock, including the right to vote such shares of Performance Stock and to receive all dividends and other distributions paid with respect thereto; provided, however, that such Performance Stock shall be subject to the vesting provisions set forth in this Award. You will have no such rights with respect to any shares of Performance Stock until such time as they are earned in accordance with the terms of Section 3.

6.	Lapse of Restrictions

Within thirty (30) days after the date that the restrictions set forth above have lapsed with respect to shares of Performance Stock and such shares have become vested, free and clear of all restrictions, then, except as provided in the Plan, the Company shall instruct its transfer agent to remove any restrictive notations and stop transfer instructions placed on the stock register in connection with such restrictions.

7.	Restrictions

You agree that at all times prior to the issuance of any Performance Stock and prior to the lapse of restrictions on any Performance Stock issued as contemplated by this Award:

a)	You will not sell, transfer, pledge, hypothecate or otherwise encumber the Performance Stock; and

b)	Subject to the lapse of the restrictions set forth in this Award, the Performance Stock registered on the books of the Company maintained by the Company’s transfer agent shall bear such restrictive notations and be subject to such stop transfer instructions as the Company shall deem necessary or appropriate in light of such restrictions.

8.	Copy of Plan

By the accepting the Performance Stock, you acknowledge receipt of a copy of the Plan, the terms and conditions of which are hereby incorporated herein by reference and made a part hereof by reference as if set forth herein in full.

9.	Administration

The agreement and understanding regarding the Performance Stock shall at all times be subject to the terms and conditions of the Plan. The Committee shall have the sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the Committee with respect thereto and to the terms set forth herein shall be final and binding upon you. In the event of any conflict between the provisions set forth herein and those set forth in the Plan, the provisions of the Plan shall govern and control.

10.	Continuation of Employment

The agreement and understanding regarding the Performance Stock shall not confer upon you, and shall not be construed to confer upon you, any right to continue in the employ of the Company for any period of time, and shall not limit the rights of the Company in its sole discretion, to terminate your employment at any time, with or without cause, for any reason or no reason, or to change your assignment or rate of compensation, subject, in each case, to the terms of the Employment Agreement.

11.	Withholding of Tax

To the extent that the receipt of the Performance Stock or the lapse of any restrictions thereon results in income to you for federal or state income tax purposes, you shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money or shares of unrestricted stock, including Performance Stock, as permitted by the Plan, as the Company may require to meet its withholding obligation under applicable tax laws or regulations, and, if you fail to do so, the Company is authorized to withhold from any cash or stock, including Performance Stock, remuneration then or thereafter payable to you any tax required to be withheld by reason of such resulting compensation income.

12.	Clawback.

As a condition of receiving the Performance Stock, you acknowledge and agree that your rights, payments, and benefits with respect to the Performance Stock shall be subject to any reduction, cancellation, forfeiture or recoupment, in whole or in part, upon the occurrence of certain specified events, as may be required by any rule or regulation of the Securities and Exchange Commission or by any applicable national exchange, or by any other applicable law, rule or regulation.

13.	Section 83(b) Election

You understand that you (and not the Company) shall be responsible for your own federal, state, local or foreign tax liability and any of your other tax consequences that may arise as a result of this Award. You shall rely solely on the determinations of your tax advisors or your own determinations, and not on any statements or representations by the Company or any of its agents, with regard to all such tax matters. You understand that Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”), taxes as ordinary income the difference between the amount, if any, paid for the Performance Stock and the fair market value of the Performance Stock as of the date restrictions on the Performance Stock lapse. In this context, “restriction” includes, without limitation, the performance and vesting restrictions set forth in this Award. You understand that you may elect to be taxed at the time the Award of Performance Stock is made rather than when and as the Performance Stock is issued or the restrictions on the Performance Stock lapse or expire by filing an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days from the Grant Date. In the event you file an election under Section 83(b) of the Code, such election shall contain all information required under the applicable treasury regulation(s) and you shall deliver a copy of such election to the Company contemporaneously with filing such election with the Internal Revenue Service. YOU ACKNOWLEDGE THAT IT IS YOUR SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO FILE TIMELY THE ELECTION UNDER SECTION 83(b) OF THE CODE, EVEN IF YOU REQUEST THAT THE COMPANY OR ITS REPRESENTATIVES MAKE THIS FILING ON YOUR BEHALF.

14.	Further Assurances

By accepting the Performance Stock discussed herein, you agree to execute such papers, agreements, assignments, or documents of title as may be necessary or desirable to effect the purposes described herein and carry out its provisions.

15.	Governing Law

This Award and the agreement and understanding regarding the Performance Stock, and their interpretation and effect, shall be governed by the laws of the State of Minnesota applicable to contracts executed and to be performed therein.

16.	Amendments

Except as provided in the Plan, this Award Agreement may be amended only by a written agreement executed by the Company and you.

17.	Entire Agreement

The provisions set forth herein and those contained in the Grant Letter and the Plan embody the entire agreement and understanding between you and the Company with respect to the matters covered herein, in the Grant Letter and in the Plan, and such provisions contained herein and in the Grant Letter may only be modified pursuant to a written agreement signed by the party to be charged.